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                                                                      EXHIBIT 12


                 CERTIFICATE OF HOLDER OF BENEFICIAL INTERESTS


          Merrill Lynch Focus Twenty Fund, Inc., a holder of beneficial interests in the amount of $100,000, of Master Focus Twenty Trust (the "Trust"), does hereby confirm to the Trust its representations that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof.

                                        Merrill Lynch Focus Twenty Fund, Inc.

                                        By:  /s/ Terry K. Glenn
                                           -------------------------------------
                                            (President)

Dated: December 21, 1999